Exhibit 99.1

Contact:D. Michael Jones, CEO CEO Mark J. grescovich, President Lloyd W. Baker, CFO (509) 527-3636 News Release

BANNER CORPORATION ANNOUNCES ADDITIONAL EXERCISE OF UNDERWRITERS’ OVER-ALLOTMENT
OPTION IN CONNECTION WITH COMMON STOCK OFFERING

Walla Walla, Washington (July 2, 2010) – Banner Corporation (NASDAQ GSM: BANR) (the “Company”), the parent company of Banner Bank and Islanders Bank, today announced that the underwriters of the Company’s recent public offering of common stock have exercised their over-allotment option for an additional 7,139,000 shares, at a price to the public of $2.00 per share.  Together with the 78,500,000 shares the Company issued on June 30, 2010 (including 3,500,000 shares issued pursuant to the underwriters’ initial exercise of their over-allotment option), the Company has issued a total of 85,639,000 shares in the offering, resulting in estimated net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses, of approximately $162.0 million.  The Company and the underwriters have agreed that there will be no further exercise of the over-allotment option.  In total, the underwriters purchased 10,639,000 shares of the 11,250,000 shares available under the over-allotment option.

D. A. Davidson & Co. served as sole book-running manager of the offering, and Sandler O’Neill + Partners, L.P. and McAdams Wright Ragen served as co-managers.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  Offers will be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained from D.A. Davidson & Co., 8 Third Street North, Great Falls, MT 59401 (800) 332-5915, Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022 (800) 635-6859, and McAdams Wright Ragen, 925 4th Avenue, Suite 3900, Seattle, WA 98104 (888) 567-6297.

About the Company

Banner Corporation is a $4.6 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.